Exhibit 99.1

Zynerba Pharmaceuticals Mourns Passing of Director Cynthia A. Rask

DEVON, Pa., June 28, 2017 —  It is with great sadness that Zynerba Pharmaceuticals, Inc. (NASDAQ:ZYNE) mourns the death of Director Cynthia A. Rask, M.D.

“All of the Zynerba family are mourning the loss of Cynthia, our friend and Director,” said Armando Anido, Chairman and Chief Executive Officer of Zynerba. “Cynthia was a wonderful person, an important contributor to our board, and a strong believer and supporter of the work we are doing at Zynerba. With the rest of our team, I offer my most sincere sympathies to the Rask family during this difficult time.”

Dr. Rask, an accomplished pharmaceutical and biotechnology veteran, joined the Zynerba Board of Directors in August 2015, where she was instrumental in developing Zynerba’s focus in epilepsy. She trained in Internal Medicine and Neurology at the University of Rochester and was board-certified in Neurology and in Clinical Neurophysiology. During her time at FDA, she served as division director for the Division of Clinical Evaluation and Pharmacology/Toxicology in the Office of Cellular, Tissue and Gene Therapies (OCTGT) Dr. Rask earned her degrees at Cornell University and the University of Minnesota Medical School.

Zynerba Contact

William Roberts, Vice President, Investor Relations and Corporate Communications

Zynerba Pharmaceuticals

484.581.7489

robertsw@zynerba.com